Exhibit 10.2

FOUNDERS AND SHAREHOLDERS AGREEMENT

THIS AGREEMENT is made as of the   day of January, 2001

AMONG:

(1)                                 Clal Biotechnology Industries Ltd.

an Israeli Company. No. 51-189883-5

of Atidim Tower, Atidim Industrial Park

Israel, (“CBI”); and

(2)                                 L.R. R&D Ltd.

an Israeli Company, No. 51-181950-0

of 13 Harduf Street, Omer,

Israel, (“LR”); and

(3)                                 Prof. Lior Rosenberg

Israeli ID No. 0809587-9

of 13 Harduf Street, Omer,

Israel, (“Rosenberg”); and

(4)                                 Mediwound Ltd.

an Israeli Company, No.51-289494-0

of Atidim Tower, Atidim Industrial Park

Israel, (“Company” or “Mediwound”)

WHEREAS

(1)                                 On or about January, 2000, CBI and LR jointly established the company for the purpose of the research and development, manufacturing, marketing and sale of wound healing and burn treating products and modalities, including, without limitation, a product derived from Pineapple stems and used for wound healing (“Debridase”) and other activities ancillary or incidental thereto (collectively, the “Business”);

(2)                                 LR is one of the Initiators of this project and is the sole rightful owner of clinical results and intellectual property related to Debridase included in the patents and patent applications, details of which are set forth in Exhibit A attached hereto (Appendix A to the MOU executed between the parties, dated January 20th, 2000), and all information, know-how and materials relating thereto (the “IP”);

(3)                                 The parties wish to work together and co-operate with each other to enable the grant of the exclusive license of the IP to the Company and to assist the company in the future development, clinical use and commercial exploitation of the IP and any products deriving therefore including without limitation, the Debridase, and other activities ancillary or incidental to the Business;

(4)                                 Prior to or shortly following the signing of this Agreement by the parties, the Company has entered or will enter into: (a) an Agreement with Mark Klein/Bioproducts Inc. for the transfer of its intellectual property relating to Debridase to the sole ownership of the Company, a copy of which is attached hereto as Exhibit B; and (b) Agreement with Challenge Bioproducts Corporation Ltd./Dr. CK Lin, for the exclusive supply of Debridase-related raw material to the Company, and for Technology Transfer relating to said raw material, copies of which is attached hereto as Exhibits C1 and C2 (collectively, the “Related IP and Supply Agreements”);

(5)                                 The parties have agreed upon certain matters relating to the manner in which the Company is to be held and conducted, including the ownership, administration and management thereof, and upon certain other matters and are desirous of recording such agreement in writing.

NOW THEREFORE, it is hereby agreed among the parties hereto as follows:

1.                                      Defined Terms

1.1                               The following words and expressions shall bear meanings set opposite them:

“Affiliate”

a Person directly or indirectly controlling, controlled by or under common control with any other Person. As used in this definition “control” of an entity means the possession, directly or indirectly, of the unilateral power to cause the direction of the management and polices of such entity, whether through the ownership of voting securities or otherwise.

“Business”	the business, as defined in the Preamble.

“Board”	the Board of Directors of the Company.

“Commencement Date”	the date of the commencement of the term of this Agreement, as provided in Section 13.

“Company”	Mediwound Ltd., a company incorporated in the State of Israel.

“Dollar” or “$”	a dollar of the United States of America.

“Person”	a natural person or corporation trust, association partnership, limited liability company, joint venture or other entity (including a governmental agency or instrumentality).

“Shareholders”	CBI and LR.

1.2                               In this Agreement, unless there is something in the subject or context Inconsistent therewith:

1.2.1                     words importing the singular shall (where appropriate) mean and include the plural and vice versa;

1.2.2                     words importing any one gender shall (where appropriate) mean and include the other gender and vice versa;

1.2.3                     words importing natural persons shall (where appropriate) mean and include corporations and other entities and vice versa; and

1.2.4                     the headings are for convenience of reference only and shall not be construed as affecting the meaning or interpretation of this Agreement.

2.                                      Constituent Document — the Company

It is hereby acknowledged and agreed that the Memorandum and Articles of Association of the Company are or will be in the Form attached hereto as Exhibit D, as may be amended from time to time in accordance with the provisions of this agreement and the Articles of Association of the Company.

3.                                      Shareholder — Company

3.1                               Subject to the provisions of this Agreement, the issued and outstanding share capital of the Company, which shall initially comprise of 10,000 (ten thousand) Ordinary Shares of NIS 1.0 per share, shall be held, in the following proportions:

CBI — eighty per cent (80%), 8000 shares;

LR — twenty per cent (20%), 2000 shares (“LR’s Initial Percentage Shareholding”).

3.2                               In consideration of LR granting the license to the Company pursuant to Section 7.1, it is hereby agreed that in the event of the issuance of any shares by the Company to CBI and/or any third parties in exchange for the investment by such parties in the Company, LR shall be entitled to maintain LR’s Initial Percentage Shareholding through the issuance of such sufficient additional number of fully paid issued ordinary shares by the Company to LR, for no additional payment, as shall be necessary to restore LR’s Initial Percentage Shareholding, provided that the anti-dilution protection provided in this Section 3.2 shall cease to apply after a total of [Twelve Million United States Dollars (US$12,000,000)] shall have been invested in the Company by CBI and/or any third parties.

4.                                      Board of Directors — Company

4.1                               The Shareholders undertake towards each other to vote and/or procure the voting at all meetings of the Shareholders and Board to elect the directors of the Company in accordance with the provisions of this Section 4.

4.2                               Each of the Shareholders shall be entitled to designate such number of persons to the Board as shall be pro rata to its respective shareholding in the Company.

4.3                               Directors of the Company designated by any of the Shareholders shall be removed or replaced upon the written instruction of the party which nominated such director.

4.4                               The Board shall consist of at least 3 (three) persons, and shall initially consist of the following persons:

Dr. Avri Havron, Adv. Ophir Shahaf, as designated by CBI; and

Rosenberg, designated by LR (“LR’s Director”).

4.5                               The Board shall convene at least once every quarter, or as required.

5.                                      Active Chairman and Chief Medical Director

5.1                               The Active Chairman of the Company shall be nominated and appointed by the Board.

5.2                               Rosenberg shall be appointed as Chief Medical Director of the Company and, in connection therewith, Rosenberg and the Company shall sign the Employment Agreement on the date hereof, in the form attached hereto as Exhibit E.

6.                                      Decision-Making — Fundamental Matters and Procedures

6.1                               It is hereby expressly agreed that so long as LR holds at least ten percent (10%) of the issued shares of the Company on a fully diluted basis, and prior to the Company’s IPO (i) actions of the Company or any of its subsidiaries (as applicable) involving any of the following matters shall require the affirmative vote of LR, if such action is presented to the shareholders of the Company and (ii) the Company shall refrain from taking and, as applicable, shall not allow the company’s subsidiaries to take, the following actions should LR’s Directorsvote against the taking of said action, if such action may be taken by the Board of Directors:

6.1.1                     Appointment or removal of the Active Chairman of the Company.

6.1.2                     an acquisition of another company or business entity by the Company, or by another person or entity of the Company, whether through merger, purchase of shares, purchase of assets or otherwise.

6.1.3                     entering into any agreement or arrangement between the Company and (a) one of the Shareholders, or (b) an Affiliate of any of the Shareholders.

6.1.4                     offering, issuance or sale of additional securities or any instruments convertible into securities, or options to acquire shares in the Company, provided that this Section 6.1.4 shall not apply to any such issuance effected in accordance with the provisions of Section 8.

6.1.5                     purchase or redemption of the securities of the Company, or the pledge thereof.

6.1.6                     stock split, consolidation, merger, recapitalization or capital contribution.

6.1.7                     amendment to the Articles of Association of the Company.

6.1.8                     approval or making of any voluntary bankruptcy or reorganization filing, or approval of the dissolution, liquidation or other termination of business or operations of the Company.

6.1.9                     entering into any new fields of activity other than the Business.

6.1.10              The sub-licensing of any part of the IP by the Company.

6.1.11              Changing the duties and responsibilities of the Company’s Chief Medical Director, other than termination.

6.2                               Subject to Section 6.1, all decisions at meetings of the Board and Shareholders of the Company shall be made on a simple majority basis, provided that a member of the Board may vote by proxy.  The Board and Shareholders may also act by unanimous written consent in lieu of a meeting.

6.3                               The Company shall adopt, a set of procedures concerning such of the following matters as the Company deems appropriate, and concerning any other matters that the Company deems appropriate:

6.3.1                     calling of meetings, including notice requirements and procedures for waiver of notice;

6.3.2                     place of meetings;

6.3.3                     participating in meetings by telephone;

6.3.4                     procedures for developing information required by the Board; and

6.3.5                     keeping of minutes and approval thereof.

7.                                      License of Intellectual Property

7.1                               Exclusive License.  In consideration of LR receiving the shares in the Company, at par value, as provided in Section 3.1 and also being provided with the benefit of the anti-dilution protection expressly provided in Section 3.2 and in further consideration of the due and proper payment of the amounts provided in Section 7.6, LR hereby grants the Company, and the Company hereby accepts, an exclusive non-revocable royalty-free worldwide license (the “Exclusive License”), to use and exploit the IP and any part thereof, including without limitation to sublicense (subject to Section 7.3 below), copy, reproduce and/or modify the IP or any part thereof, and to research, develop, produce license (subject to Section 7.3 below), market, distribute and sell products based on, or involving the use of, the IP, for any legal use whatsoever (the “Products”).

7.2                               Term.  The Exclusive License shall remain in force in perpetuity, unless terminated by mutual written agreement of the parties hereto, or in the event that the Company shall not have a yearly financial cash flow or transactions of any kind of at least Three Hundred Thousand United States Dollars ($300,000).

7.3                               Sublicense.  The Company may upon the execution hereof grant sublicenses to use and exploit the IP and any part thereof, including without limitation to sublicense, copy, reproduce and/or modify the IP or any part thereof, and to research, develop, produce, market, distribute and sell any of the Products (the “Sublicenses”), provided that such sublicenses shall be pursuant to an agreement which shall provide as follows:

(i)                                     The Sublicense may be used solely for any legal use; and

(ii)                                  The Sublicense shall terminate promptly upon the termination of the Exclusive License.

7.4                               Representations.  LR and Rosenberg hereby jointly and severally represent and warrant that:

7.4.1                     The IP is in the exclusive, full and legal ownership of LR free and clear of all liens, claims and restrictions and, to the best of its knowledge, without infringing upon or violating any right, lien, or claim of others.  LR is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use of the IP.  LR has taken of all the IP, which measures are reasonable and customary in the industry in which CBI operates.

7.4.2                     To LR’s best knowledge, the rights in the IP are not currently infringed or violated by any person or entity.

7.5                               Title.  Any and all new intellectual property of any kind, whether patentable or not, including without limitation, documentation, drawings, reports, surveys, correspondence, formula data and specification which are not existing and dated prior to the date hereof, which is currently or will be developed in the future, by the Company, Rosenberg, LR and their respective employees, officers or consultants relating to chemical or Enzymatic Debridement shall be the property solely of the Company.

7.5.1                     LR hereby grants the Company a right of first offer to commercialize any and all other intellectual property, not included in this agreement, that it has developed or will develop, in all fields.  The Company shall inform LR of its decision regarding commercialization of said intellectual property within 60 days of the proposal.

7.6                               Payments by Company.  In consideration of LR hereby granting the Exclusive License to the Company, it hereby agrees to make the following payments to LR:

7.6.1                     One Hundred and Fifty Thousand United States Dollars (US$150,000) — immediately upon the execution of this Agreement by LR and Rosenberg and the execution of the Related IP and Supply Agreements by all the parties thereto;

7.6.2                     Fifty Thousand United States Dollars (US$50,000) — on the first anniversary of the later of the execution of this Agreement by the parties and the date of execution of the Related IP and Supply Agreements by all the parties thereto (the later of such dates being referred to as the “Relevant Date”);

7.6.3                     Fifty Thousand United States Dollars (US$50,000) — eighteen (18) months after the Relevant Date;

7.6.4                     Fifty Thousand United States Dollars (US$50,000) — upon first filing for registration of the Company’s Debridase-based product with the FDA (US) or with the equivalent European authorities, if filed in a Western European country; and

7.6.5                     One Thousand United States Dollars (US$100,000) — upon first approval for registration of the Company’s Debridase-based product by the FDA (US) or by the equivalent European or Japanese authorities, if approved in a Western European country or Japan.

7.6.6                     The Company shall reimburse LR for expenses related to the registration of IP that shall be assigned to the Company, that have occurred since January 2000, and until the signing of this agreement, against proper documentation.

7.7                               LR and Rosenberg shall, at the request of the Company, sign, execute, deliver and file all such documents, agreements, consents, forms, and statements as may be requested at any time hereafter by the Company for the purposes of perfecting the Exclusive License hereby granted and securing the rights of the Company therein and to the IP.  LR shall sign and deliver to the Company a separate form of License Agreement, to be prepared by the Company and which substantially reflects the terms of the Exclusive License as contained in this Section 7.

8.                                      Pre-emptive Rights

8.1                               If the Company proposes to issue or sell any New Securities (as defined in Section 8.2.1) prior to the consummation of an IPO, the Company shall before such issuance offer to all holders of shares in the Company (“Shares”) the right to purchase a pro-rata share of the New Securities.  A Shareholder’s pro-rata share, for purposes of this section, is the ratio of the number of shares owned by such Shareholder immediately prior to the issuance of New Securities in relation to the total number of Shares outstanding immediately prior to the issuance of New Securities.  Each holder of Shares shall have a right of over-allotment such that if any shareholder fails to exercise its right hereunder to purchase its pro-rata share of New Securities, each other Shareholder exercising its preemptive rights hereunder may purchase the non-purchasing shareholder’s portion pro-rata according to the respective total number of Shares owned by such other Shareholders exercising this right of over allotment within seven (7) days from the date such non-purchasing shareholder fails to exercise its rights hereunder to purchase its pro-rata share of New Securities.  This preemptive right shall be subject to the following provisions:

8.1.1                     “New Securities” shall mean any equity interest in the Company, whether now authorized or not, and rights, options or warrants to purchase such equity interest, and securities of any type whatsoever that are convertible into equity interests; provided that the term “New Securities” does not include:  (a) securities issuable upon conversion of convertible securities or upon the exercise of warrants which were New Securities when issued; (b) the Company’s Shares issued in connection with any stock split, stock dividend, recapitalization, reclassification or similar event by the Company; or (c) shares to be issued to employees, directors or consultants of the Company in accordance with the resolutions of the Board as part of a bona fide employee share option plan approved by the Board.

8.1.2                     In the event the Company proposes to undertake an issuance of New Securities, it shall give each Shareholder written notice of its intention, describing the type of New Securities, their price and the general terms upon which the Company proposes to issue the same.  Subject to Section 8.1, each Shareholder shall have seven (7) days after any such notice is mailed or delivered to agree to purchase such Shareholder’s pro rata share of such New Securities of the price and upon the terms specified in the notice by giving written notice to the Company stating therein the quantity of New Securities to be purchased and transferring the full consideration for those New Securities to the Company’s bank account.

8.2                               Subject to Section 8.1, in the event the Shareholders fail to exercise fully the preemptive right within the said fourteen (14) day period and after the expiration of the ten-day period for the exercise of the over-allotment or allotment provisions of Section 8.1, the Company shall have one hundred sixty (160) days thereafter to sell or enter into an agreement to sell the New Securities respecting which the Shareholders’ preemptive right set forth in Section 8.1 is not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to the Shareholders pursuant to Section 8.1.  In the event the Company has not sold or entered into an agreement to sell the New Securities in accordance with the foregoing within one hundred sixty (160) days, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Shareholders in the manner provided in Section 8.3.

8.3                               Notwithstanding anything to the contrary herein contained, the Company may issue New Securities to CBI and/or any third party for a total investment in the Company of up to [Twelve Million Unites States Dollars (US$12,000,000)] without complying with the foregoing provisions of this Section 8 or Section 6.1.4.

9.                                      Right of First Refusal

9.1                               The term “Permitted Transferee” means any of the following:

9.1.1                     the spouse (or widow or widower) of the transferor and the transferor’s children (including step and adopted children) (each of the Transferees in Section 9.1.1 are referred to as a “Privileged Relation”).

9.1.2                     a trust which does not permit any of the settled property or the income therefrom to be applied otherwise than for the benefit of the relevant transferor-shareholder and/or a Privileged Relation of that transferor-shareholder and no power of control over the voting powers conferred by any shares are subject to the consent of any person other than the trustees of such transferor-shareholder or his Privileged Relations.

9.1.3                     a company in which the transferor owns directly or indirectly more than 50% of the equity and voting capital or has the right or power to direct the policy and management of such company or a company that owns directly or indirectly more than 50% of the equity and voting capital or has the right or power to direct the policy and management of the transferor, provided that the transferor agrees to reacquire the transferred securities in the event the conditions set forth in this Section 9.1.3 cease to be satisfied.

9.1.4                     in the case of a transferor being a partnership, its general or limited partner or any affiliated partnership managed by the same or affiliated management company or of which the general partner of the transferor is a general partner, or to a trustee or beneficiary of a trust which holds all of the shares in the body corporate, provided that the transferor agrees to reacquire the transferred securities in the event the conditions set forth in this Section 9.1.4 cease to be satisfied.

9.2                               The term “Permitted Transfer” means a Transfer to a Permitted Transferee, subject to any terms and conditions contained in this Agreement and the Articles of Association of the Company; provided, that a Transfer of any share pursuant to this Section shall only be treated as a Permitted Transfer if it is a Transfer of the entire legal and beneficial interest in such share free from all liens, charges and other encumbrances and if the transferee agrees in writing to be bound by the terms and conditions of this Agreement and the Articles of Association of the Company.

9.3                               Except for Permitted Transfer in accordance with Section 9.2, in any case where a Shareholder (in this Section 9.3, the “Selling Shareholder”) desires to sell or Transfer any or all of his or its shares in the Company (the “Offered Shares”), it shall first give written notice thereof (“Notice of Sale”) to all of the holders of the Shares (the “Optionholders”).

9.3.1                     The Notice of Sale shall state the number of Offered Shares, that the Offered Shares will, upon the sale, be free of all liens, charges and encumbrances, that a bona fide offer has been received from a third party, and the price, terms of payment and conditions for this purchase of the Offered Shares.  Upon receipt of the Notice of Sale, the Optionholders shall have the right to the exercise the option (the “Option”) contained in Section 9.3.2.

9.3.2                     For a period of 30 days after receipt of the Notice of Sale, the Optionholders may elect to purchase all (but not part) of the Offered Shares.  The Option shall be exercised by delivery of a notice to such effect to the Selling Shareholders within 30 days of receipt of the Notices of Sale.  If more than one of the Optionholders exercises the Option (the “Buying Shareholders”), they shall acquire the Offered Shares pro rata according to the shareholding ratio among such Buying Shareholders as of the date immediately prior to the sale of such Offered Shares pursuant to this Section.  The purchase of the Offered Shares shall be on the same terms and conditions as stated in the Notice of Sale.

9.3.3                     If all of the Offered Shares are not sold to the Optionholders, then the Selling Shareholder shall be free, within 60 days of the date of expiration of the Option, to sell such shares to a prospective buyer, at the price and on the terms contained in the Notice of Sale.  If there is no sale within such 60 day period, the Selling Shareholder shall not sell or Transfer the Offered Shares, or any other shares acquired before or after the date hereof, without again complying with the provisions of this Section 9.3.

9.4                               In the event that there is a situation in which fractional shares will need to be transferred, the number of shares will be rounded up so that only full shares will be transferred.

9.5                               The provisions of Section 8, 9 and 10 shall be of no further force and effect upon the consummation of an IPO by the Company.

10.                               Bring Along Rights

10.1                        Prior to IPO, in the event that shareholders in the Company holding more than 66% of the Company’s issued shares (on a fully diluted, as if converted basis) (the “Proposing Shareholders”) accept an offer (“Section 13.1 Offer”) to sell all of their shares of the Company to a third party, and such sale is conditioned upon the sale of all remaining shares of the Company to such third party, all other Shareholders (“Non-Proposing Shareholders”) shall be required to sell their shared in such transaction, on the same terms and conditions.  Said requirement shall enter into effect only in the event that the mentioned sale is performed at a Company pre-money valuation of at least $ 20 M (Twenty million United States Dollars).

10.2                        In the event that the threshold percentages of Section 10.1 are met, any Transfer or hypothecation of shares by the Non-Proposing Shareholders other than in connection with the proposed acquisition shall be absolutely prohibited, and at the closing of such Offer all the Shareholders of the Company shall sell all of their shares to the person or entity making such Offer on the same terms and conditions as contained in the Offer, provided, however, that the aggregate consideration provided pursuant to the closing of such Offer shall be allocated among the Company’s Shareholders in accordance with the Articles of Association of the Company.  In the event that a Shareholder fails to surrender its share certificate in connection with the consummation of a Section 10.1 Offer, such certificate shall be deemed cancelled and the Company shall be authorized to issue a new certificate in the name of the person making the Offer and the Board shall be authorized to establish an escrow account, for the benefit of the Shareholder, into which the consideration for such cancelled shares shall be deposited and to appoint a trustee to administer such account.

10.3                        In any event of said sale (CBI’s and LR’s shares of the Company to a third party), LR will have the opportunity to join the sale on same terms, pro-rata to the parties holdings of the Company shares at the time of the sale.

11.                               Non-Competition and Confidential Information

Each of the parties, except for the Company, covenants and undertakes that for as long as it maintains any shares in the Company (and in the case of Rosenberg, it or LR), and for two (2) years thereafter (hereafter “the Restricted Period”), except as otherwise agreed in writing with the Company:

11.1                        neither it nor its Affiliates shall, either solely or jointly with or as manager agent or consultant of any other person (corporate or unincorporated) carry on or be engaged or concerned or interested, directly or indirectly, in Israel, the United States, the European

Community or Japan in the business of research and development, manufacturing, marketing and sale of bio-chemical debridement agents, including without limitation, a product derived from Pineapple stems and used for would healing, other than through the Company (“Restricted Activity”).

11.2                        it and its Affiliates will keep confidential and not disclose or make use of any financial information of the Company or other information relating to the business and affairs of the Company and its property and assets, including but not limited to any such information about current or future affairs or plans or clients or other persons with whom any of the parties hereto or the Company has had dealings or is or has been concerned in relation to the business and affairs of the Company and its property and assets.  For the avoidance of doubt, it is clarified that membership on the Board of Directors of any company does not constitute a breach of this section 11.2, provided that this section 11.2 is otherwise complied with.

This section does not apply to information:

a)                                     which is now or hereafter is published or becomes known publicly or otherwise becomes part of the public domain through no fault of the parties or Affiliates thereof; or

b)                                     which is received by the parties or Affiliates thereof from sources other than the Company, which sources were not known by the parties or Affiliates thereof to be under any obligation of secrecy to the Company; or

c)                                      which is specifically required to be disclosed in compliance with applicable laws or regulations or by order of a court or other regulatory body of competent jurisdiction.

12.                               Successors and Assigns

Except as otherwise specifically provided herein this Agreement shall be binding upon and enure for the benefit of the parties and their legal representatives, successors, heirs and permitted assigns.

13.                               Commencement and Term of Agreement

This Agreement shall take effect as and from the date of the signing hereof and shall continue in full force and effect to govern the relationship of the parties hereto until the liquidation or other termination of the business and operations of the Company.

14.                               Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without regard to principles of conflicts of law.

15.                               Notices

Any notice, declaration or other communication required or authorized to be given by any party under this agreement to any other party shall be in writing and shall be personally delivered or sent by facsimile transmission addressed to the other party at the address or facsimile number stated for such party in the preamble to this Agreement or such other address as shall be specified by the party in question by notice in accordance with the provisions of this Section 15.  Any notice shall operate and be deemed to have been served on the next following business day.

16.                               General

16.1                        All of the parties to this Agreement will do acts and things and sign and execute all documents and deeds and procure the passing of all corporate resolutions requisite for the purpose of implementing the terms of this Agreement.

16.2                        Except as provided herein, this Agreement contains the whole agreement between the parties relating to the subject matter hereof and supersedes all previous agreements or Memoranda of Understanding between such parties in respect of such.

16.3                        Nothing contained in this Agreement whether express or implied shall be read and construed so as to place all or any of the parties hereto in the relationship of a partnership.

16.4                        No failure or delay by either of the parties in exercising any claim, remedy, right, power or privilege under this Agreement shall operate as a waiver nor shall any single or partial exercise of any claim, remedy, right, power of privilege preclude any further exercise thereof or exercise of any other claim, right, power or privilege.

16.5                        This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which constitute one and the same instrument.

16.6                        Save as expressly provided herein, this Agreement may be amended or terminated, and any of the terms hereof waived, only by a document in writing specifically referring to this Agreement and executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

16.7                        In case of any inconsistency between this Agreement and the Articles of Association of the Company, the provisions of this Agreement shall govern, and the parties shall promptly amend the Articles of Association, as applicable, of the Company to conform to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and the year first above written.

Clal Biotechnology Industries Ltd.		L.R. R&D Ltd.

By:	/s/D. Haselkorn /s/G. Bieber	By:	/s/ Lior Rosenberg

Name:	D. Haselkorn / G. Bieber	Name:	/s/ Lior Rosenberg

Title:	CEO / CFO	Title:

Prof. Lior Rosenberg		Mediwound Ltd.

By:	/s/ Lior Rosenberg	By:	/s/MediWound Ltd.

Name:

Title:

Exhibit A

The IP

The summary of the IP to be provided by Licensor to Licensee

Appendix A (copy of the original MOU with the addition of the Ultra Sound Enhanced Debriding patent application number that at the time of the MOU did not exist as yet)

1.                                      All the clinical data and material, patient’s files, photographic material, literature etc. concerning the Debridase project, wounds and burn handling generated and gathered by the Licensor during the last 16 years in clinical and in vivo settings.  International endorsement of the product and its application.  Rights for the new Minimal Invasive modality of wounds and burn treatment announced internationally at the ISBI meeting, November 1998 Jerusalem.

1.1.                            Completion (with Licensee support) of copying all required hospital patient’s files.

1.2.                            Support in compilation, analysis, documentation, edition and presentation of all retro and prospective clinical and other data in Israel and abroad, owned by the Licensor or by others, concerning Debridase.

1.3.                            Rights to Licensee of all the future publications based on Licensor existing (published and unpublished) clinical material.

2.                                      Rights relating to enzymatic debridement in several patents based on the two patent applications: PCT 4131/WO/96 and PCT 4132/WO/96 and the patent application number 10164 (2000) (Luzzatto&Luzzatto).

3.                                      Definition and development (with Licensee support) of the First Generation of Debridase clinical formulation(s) based on the above mentioned patents.

3.1.                            Support and supervision in establishing function efficacy evaluation and quality control test system that includes bioassay model (live piglets) and in-vitro model starting with fresh human skin (with licensee support).

3.2.                            Right of First Refusal to all future inventions.

4.                                      Definition and establishment (with Licensee support) of a multicenter clinical trial protocol.

4.1.                            Presentation and assessment of the existing data and the new multicenter protocol to the regulatory authorities.

4.2.                            Organization and coordination of leading burn centers for the multicenter trial.

4.3.                           Presenting, supporting and endorsing the project and the Debridase with the various, medical and military services.

Exhibit B

Assignment

•                  Whereas, all of the undersigned have entered into and executed two separate Memorandums of Understanding (“MOU”), detailing the terms and conditions of the in-licensing of IP and other rights and know-how related to Debridase; and

•                  Whereas, all undefined terms in this assignment document shall have the same definition and meanings as detailed in the MOU; and

•                  Whereas, CBI has established Mediwound Ltd., an Israeli private company (“Mediwound”) for the purpose of R&D, manufacturing, marketing and sales of the products derived from Pineapple stems and used for wound healing (“Debridase”); and

•                  Whereas, it is the Intention of the undersigned that Mediwound shall be the sole entity that shall be active in the R&D, manufacturing, marketing and sales of Debridase-related products;

Therefore, the undersigned agree:

All terms, rights and obligations detailed in the MOU and its Appendixes, relating to CBI - are hereby exclusively and irrevocably assigned to Med1wound, and all documents shall be construed as if Mediwound is a party to them instead of CBI.

/s/Mark Klein	/s/Clal Biotechnology Industries Ltd.
Mark Klein	Clal Biotechnology Industries Ltd.

/s/CBC Ltd.	/s/Lior Rosenberg
CBC Ltd.	LR R&D Ltd.

Date:	28/1/2000

Exhibit C-1 and C-2

[Omitted — Supply Agreement]

Exhibit D

[Omitted - Memorandum and Articles of Association of the Company]

Exhibit E

[Omitted — Form of Employee Agreement]